Paulson Investment Company Successfully Completes Its First Initial Public Offering of 2006

Nasdaq-Listed American Mold Guard Raises $19.5 Million

PORTLAND, OR -- 06/15/2006 -- Paulson Investment Company, a wholly owned subsidiary of Paulson Capital Corp. ("Paulson") (NASDAQ: PLCC), today announced the completion of its first initial public offering in the 2006 calendar year, raising total gross proceeds of $19.5 million in a unit offering and follow-on exercise of a portion of the overallotment option.

Paulson Investment Company was the lead underwriter for the initial public offering of American Mold Guard, Inc. (NASDAQ: AMGI) (BSE: AMGI), a provider of mold prevention services to the residential real estate construction industry, which began trading on the Nasdaq Small Capital Market on April 26, 2006. Capital Growth Financial and Chicago Investment Group, Inc. also served as underwriters for the IPO. Paulson sold 1.5 million units priced at $13.00 per unit. Each unit consisted of two shares of the Company's common stock, two Class A redeemable common stock purchase warrants and two Class B common stock purchase warrants. On May 26, 2006, the units ceased trading and the common stock and warrants began trading separately under ticker symbols AMGI, AMGIW and AMGIZ.

In May, and again in early June 2006, Paulson exercised portions of its overallotment option, purchasing a total of 150,000 additional units, generating approximately $1.95 million in additional gross proceeds for American Mold Guard.

Chester Paulson, Chairman of Paulson Capital Corp., noted, "We are very pleased that our first IPO of 2006 has proved so successful and look forward to perpetuating this success with additional IPOs and other financing transactions in coming quarters."

About Paulson Capital Corp.

Paulson Capital Corp. is the parent company to Paulson Investment Company, Inc. Located in Portland Oregon, Paulson Investment Company is the Northwest's largest independent brokerage firm and a national leader in public offerings of small and emerging growth companies with capital needs of $5 million to $45 million. Founded by Chet Paulson in 1970, it has managed or underwritten more than 150 public offerings and has generated more than $1 billion for client companies.

This release may contain "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results of achievements may be materially different from those expressed or implied. The Company's plan and objectives are based on judgments with respect to future conditions in the securities markets as well as general assumptions regarding the economy and competitive environment in the securities industry, which can be volatile and out of our control. In particular, we make assumptions about our ability to complete corporate finance transactions and increase the volume and size of our securities trading operations, which are difficult or impossible to predict accurately and often beyond the control of the Company. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

FOR MORE INFORMATION, PLEASE CONTACT:
Dodi Handy
President and CEO
Elite Financial Communications Group
407-585-1080
or via email at plcc@efcg.net